Exhibit 99.1

NASDAQ:ARTW CONTACT: Carrie Majeski (712) 864-3131

ART'S-WAY SECOND QUARTER AND 6 MONTH RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (July 17, 2006) released the following results for the second fiscal quarter and six months ended May 31, 2006.

Highlights:
    "  Year to date sales were 14% ahead of the same period in 2005.
    " As of May 31, 2006 order backlog increased to $5,790,000 compared to $3,042,000 a year ago, Art's-Way Vessels, Inc. attributed $2,691,000 of the overall increase

                (all figures in thousands of dollars except per share amounts)
                                                      Quarter Ended
                                              May 31, 2006     May 31, 2005

Net Sales . . . . . . . . . . . . .             $ 4,112          $ 3,800
Gross Profit . . . . . . . . . . . .              1,289            1,023
Income from Operations . . . . . . .                310              322
Interest and Other Expense. . . . .                  75               74
Income before Income Taxes . . . . .                235              249
Income Tax Expense (Benefit). . . . .                82               99
Net Income . . . . . . . . . . . . .                153              150
Basic Income Per Share (a). . . . . .           $   .08          $   .08
Diluted Income Per Share (b) . . .                  .08              .08

                                                      Six Months Ended
                                              May 31, 2006     May 31, 2005

Net Sales . . . . . . . . . . . . .             $ 8,414	         $ 7,392
Gross Profit . . . . . . . . . . . .              2,665            2,278
Income from Operations . . . . . . .                801              853
Interest and Other Expense . . . . .                141               85
Income before Income Taxes . . . . .                660              768
Income Tax Expense (Benefit) . . . .                235              275
Net Income . . . . . . . . . . . . .                425              493
Basic Income Per Share (a) . . . . .            $   .22          $   .25
Diluted Income Per Share (b) . . . .                .21              .25

(a) Basic income per share based on the weighted average number of shares outstanding 1,972,796 and 1,944,385 for the quarter; and 1,968,451 and 1,941,280 for the six months ended May 2006 and 2005, respectively.

(b) Diluted income per share based on the weighted average number of shares outstanding 1,979,570 and 1,966,405 for the quarter; and 1,977,619 and 1,965,566 for the six months ended May 2006 and 2005, respectively.

Fiscal year 2006, second quarter and year to date net sales were 8% and 14%, respectively, higher than for the comparable periods one-year ago. A majority of this increase was due to the inclusion of Art's-Way Vessels, Inc., net sales of $1,484,511, for the six month period. Art's-Way Vessels, Inc., was acquired October 4, 2005 and therefore was not included in last year's six months. Art's-Way Manufacturing had revenues totaling $6,929,306 for the first six months, compared to $7,391,716 for the same period in 2005.

Art's-Way Manufacturing's consolidated gross profit of 32% year to date has remained stable compared to the 31% for the same period one year ago. Art's-Way Manufacturing's gross profit is down from 31% to 29% year to date. This slight decline is due to a reduction in sales of grinder mixers which have a slightly higher margin than some of our other product offerings. Art's-Way Vessels had a gross profit of 45% year to date. At the time we acquired Art's-Way Vessels orders that were already booked were at a much lower profit margin than we are currently charging. This fact coupled with the additional expenses of getting shop supplies and repairs and maintenance drove our gross margin down in the first quarter of 2006.

From 2005 to 2006 operating expenses increased from $1,424,460 to $1,863,939 year to date. The addition of Art's-Way Vessels relates directly to $450,949 of the increase.

Engineering expenses are down $79,389 for the six months of 2006 as compared to 2005. In 2005 we hired an outside engineering firm to aid in the development of an exportable beet harvester. In the first half of 2006 our overall engineering costs savings was offset by an engineering consultant brought in to bring the export harvester to production. This work is expected to be completed by the end of July.

Selling expenses were up for the first six months of 2006 by $50,134 over the same period one year ago. This is mainly due to an increase in advertising and show expenses. Advertising expense is up by approximately $10,000 as we try to reach new customers. Show expense is also up by approximately $25,000 due to machine enhancement for show purposes.

Income from operations has decreased year to date from $853,459 in 2005 to $800,821 in 2006. Art's-Way Manufacturing's income from operations was $584,237, representing a $269,222 decrease year to date compared to 2005, which is due to the decrease in sales of 6% year to date compared to 2005 and the slight decline in our gross profit margin. Art's-Way started fiscal year 2005 with a backlog over a million dollars, for our new model 5165 grinder mixers. Once we manufactured our first run of the new model our sales increased significantly to fulfill the build up of orders. While sales have decreased from 2005 to 2006 the cause is due to the extraordinary year we had in fiscal year 2005. Art's-Way Vessel's income from operations was $216,584 year to date.

We experienced an increase in interest expense of $52,017 in the first six months of 2006 as a result of a rise in the prime interest rate over the past 18 months and an additional borrowing of $1,500,000 during the second quarter.

The order backlog as of May 31, 2006 was $ 5,790,000 compared to $3,042,000 one year ago. Art's-Way Manufacturing's order backlog as of May 31, was $3,099,000 while Art's-Way Vessel's was $2,691,000. Gehl, one of our main competitors in the grinder mixer market, announced in April that it was ceasing operations of its ag product lines. We feel that we are in an excellent position to capture some of this market share and are optimistic that this will increase our grinder mixer sales.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing, crop shredding equipment and seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Starting in fiscal 2004, the Company is manufacturing moldboard plows under its own label under a license agreement with CNH. Art's-Way also manufactures and distributes truck bodies used in the agricultural, industrial and commercial industries. After market service parts are also an important part of the Company's business. Our wholly owned subsidiary Art's-Way Vessels Inc. manufactures pressurized tanks and vessels.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.